EXHIBIT 15.1

ACCOUNTANTS' LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

The Board of Directors
PowerCerv Corporation

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of PowerCerv Corporation for the three-month period ended March 31, 2001, as indicated in our report dated April 20, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 is incorporated by reference in the Registration Statements (Form S-8 Nos. 333-3960, 333-50621 and 333-90827) pertaining to the PowerCerv Corporation 1995 Stock Option Plan and (Form S-8 No. 333-90825) pertaining to Stock Option Agreements.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton, LLP

Tampa, Florida
April 20, 2001